UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

QLOGIC CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE MEETING
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
PRINCIPAL STOCKHOLDERS
PROPOSAL ONE ELECTION OF DIRECTORS
BOARD OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT OF COMPENSATION COMMITTEE
Compensation Committee Interlocks and Insider Participation
STOCKHOLDER RETURN PERFORMANCE PRESENTATION
PROPOSAL TWO APPROVAL OF AMENDMENT TO THE QLOGIC CORPORATION 2005 PERFORMANCE INCENTIVE PLAN
PROPOSAL THREE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PRINCIPAL ACCOUNTANTS’ FEES
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLAN INFORMATION
STOCKHOLDER PROPOSALS
ANNUAL REPORT TO STOCKHOLDERS
OTHER MATTERS
EXHIBIT A

QLOGIC CORPORATION
26650 Aliso Viejo Parkway
Aliso Viejo, CA 92656
(949) 389-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on August 24, 2006

To the Stockholders of QLogic Corporation:

You are cordially invited to attend the Annual Meeting of Stockholders of QLogic Corporation, a Delaware corporation, which will be held at The Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 24, 2006, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement:

1. To elect seven directors to the Board of Directors to serve until our next Annual Meeting or until their successors have been elected and qualified;

2. To approve an amendment to the QLogic Corporation 2005 Performance Incentive Plan;

3. To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending April 1, 2007; and

4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Stockholders of record of our common stock at the close of business on July 7, 2006, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting and at any postponements or adjournments thereof.

By Order of the Board of Directors

Michael L. Hawkins
Secretary

Aliso Viejo, California
July 14, 2006

YOUR VOTE IS IMPORTANT

Please vote by using the internet, by telephone or by signing and returning the enclosed proxy card as soon as possible to ensure your representation at the Annual Meeting. Your proxy card contains instructions for each of these voting options.

QLOGIC CORPORATION
26650 Aliso Viejo Parkway
Aliso Viejo, CA 92656
(949) 389-6000

PROXY STATEMENT

APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO STOCKHOLDERS
July 14, 2006

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of QLogic Corporation, a Delaware corporation, for the Annual Meeting of Stockholders to be held at The Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 24, 2006, and at any postponements or adjournments thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement. Unless the context otherwise requires, the terms “us,” “we,” “our” and “QLogic” include QLogic Corporation and its consolidated subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE MEETING

Q:	What information is included in these materials?

A:	This proxy statement includes information on the nominees for directors and the other matters to be voted on at the meeting. This proxy statement also includes information on the voting process and requirements, the compensation of directors and some of our executive officers, and certain other required information.

Q:	What am I being asked to vote on at the meeting?

A:	There are three matters scheduled to be voted on at the meeting:

(1) The election of seven directors to the Board of Directors, each of whom will serve until our next annual meeting or until their successors are elected and qualified.

(2) The approval of an amendment to the QLogic Corporation 2005 Performance Incentive Plan.

(3) The ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2007.

Q:	How does the Board recommend that I vote on each of these matters?

A:	Our Board of Directors recommends that you vote your shares:

• FOR each of the director nominees (FOR PROPOSAL ONE);

• FOR the approval of the amendment to the QLogic Corporation 2005 Performance Incentive Plan (FOR PROPOSAL TWO); and

• FOR ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2007 (FOR PROPOSAL THREE).

Q:	What classes of shares are entitled to vote?

A:	Each share of our common stock outstanding on July 7, 2006 (the “Record Date”) is entitled to one vote on all items being voted on at the meeting. On the Record Date, we had 162,220,105 shares of common stock outstanding.

Q:	What shares can vote?

A:	You can vote all of the shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Stockholder of Record — If your shares are registered in your name with our transfer agent, Computershare Investor Services, LLC, you are considered a stockholder of record with respect to those shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner — If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”), you are considered to be the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker, bank or nominee as the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote by one of the following methods:

• via the internet,

• by telephone,

• by mail, or

• in person at the Annual Meeting.

If you own your shares in “street name,” that is through a brokerage or bank account or in another nominee form, you must provide instructions to the broker, bank or nominee as to how your shares should be voted. Your broker, bank or nominee will usually provide you instructions at the time you receive this Proxy Statement. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker, bank or nominee.

Q:	Can I revoke my proxy?

A:	Yes. To revoke your proxy, you must do one of the following before the votes are cast at the meeting: (1) deliver a written notice of your revocation to our Corporate Secretary at our principal executive office, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, or (2) execute and deliver a later dated proxy. Alternatively, you can attend the meeting and vote in person.

Q:	What does it mean if I get more than one proxy card?

A:	It means that you hold shares registered in more than one account. Sign and return all proxies for each proxy card that you get in order to ensure that all of your shares are voted.

Q:	What is the quorum requirement for the meeting?

A:	For a “quorum” to exist at the meeting, stockholders holding a majority of the votes entitled to be cast by the stockholders entitled to vote generally must be present in person or represented by proxy at the meeting. There must be a quorum for any action to be taken at the meeting (other than postponements or adjournments of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

Q:	What is the voting requirement for each of the above matters?

A:	In the election of directors, the seven persons receiving the highest number of votes will be elected. For each of the other matters, approval will require the affirmative vote of stockholders holding a majority of those shares present or represented at the meeting and entitled to vote on the matter. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes (as described in the answer to the previous question) with respect to certain matters.

Q:	How can I vote on each of the matters?

A:	In the election of directors, you may vote FOR all of the nominees, or your vote may be WITHHELD with respect to one or more of the nominees. For the other matters, you may vote FOR or AGAINST the matter, or you may indicate that you wish to ABSTAIN from voting on the matter.

Q:	How are abstentions and broker non-votes treated?

A:	Abstentions have the same effect as votes “AGAINST” a matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Therefore, broker non-votes will not affect the outcome of any matter at the meeting.

Q:	How will the votes be counted?

A:	Your shares of common stock will be voted according to your directions on the proxy card. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (FOR all director nominees named in the proxy statement and FOR the other proposals).

Q:	Who will count the votes?

A:	We have appointed Automatic Data Processing (“ADP”) to act as the inspector of election for the meeting. We believe ADP will use procedures that are consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote. ADP will separately tabulate all votes FOR and AGAINST each matter, all votes WITHHELD in the election of directors, all abstentions and all broker non-votes.

Q:	How will voting on any other business be conducted?

A:	We do not expect any matters to be presented for a vote at the meeting, other than the matters described in this proxy statement. If you grant a proxy, the officers named as proxy holders, H.K. Desai and Anthony J. Massetti, or their nominees or substitutes, will each have the discretion to vote your shares on any additional matters that are properly presented at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the person named as the proxy holder will vote your proxy for another candidate or other candidates nominated by the Board of Directors.

Q:	Who is paying for this proxy solicitation?

A:	We will pay the cost of soliciting the proxies. The solicitation of proxies may be made in person, by telephone, or by electronic communication by officers, directors and regular employees, who will not be paid additional compensation for these activities. We will send copies of the solicitation material to brokers, fiduciaries and custodians who will forward the material to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to the beneficial owners.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding the beneficial ownership of our common stock as of July 7, 2006 by:

• each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table on page 12 of this proxy statement; and

•	all current directors and executive officers as a group.

	Amount and Nature of
Name	Beneficial Ownership	Percent(1)

H.K. Desai(2)	5,523,632	3.3%
Joel S. Birnbaum(3)	33,554	*
Larry R. Carter(4)	368,001	*
James R. Fiebiger(5)	325,001	*
Balakrishnan S. Iyer(6)	129,333	*
Carol L. Miltner(7)	261,467	*
George D. Wells(8)	323,629	*
Denis R. Maynard(9)	432,376	*
Anthony J. Massetti(10)	286,801	*
Stephen J. Carter(11)	179,654	*
Robert W. Miller(12)	43,250	*
All Directors and Executive Officers as a group (13 persons)(13)	7,960,641	4.7%

*	Less than 1% of the outstanding shares of our common stock.

(1)	Based upon 162,220,105 shares of common stock outstanding as of July 7, 2006 and any shares which may be purchased pursuant to stock options that are exercisable by such person on or before September 5, 2006. The number of shares beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each individual is considered the beneficial owner of any shares as to which the individual has the sole or shared voting power or investment power. Such persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire by September 5, 2006, through the exercise of stock options or similar rights.

(2)	Includes 5,497,650 shares which may be purchased pursuant to stock options that are exercisable on or before September 5, 2006.

(3)	Consists of 33,554 shares which may be purchased pursuant to stock options that are exercisable on or before September 5, 2006.

(4)	Consists of 368,001 shares which may be purchased pursuant to stock options that are exercisable on or before September 5, 2006.

(5)	Includes 320,001 shares which may be purchased pursuant to stock options that are exercisable on or before September 5, 2006.

(6)	Consists of 129,333 shares which may be purchased pursuant to stock options that are exercisable on or before September 5, 2006.

(7)	Includes 250,667 shares which may be purchased pursuant to stock options that are exercisable on or before September 5, 2006.

(8)	Includes 316,001 shares which may be purchased pursuant to stock options that are exercisable on or before September 5, 2006.

(9)	Includes 431,250 shares which may be purchased pursuant to stock options that are exercisable on or before September 5, 2006.

(10)	Includes 281,124 shares which may be purchased pursuant to stock options that are exercisable on or before September 5, 2006.

(11)	Consists of 179,654 shares which may be purchased pursuant to stock options that are exercisable on or before September 5, 2006.

(12)	Includes 31,250 shares which may be purchased pursuant to stock options that are exercisable on or before September 5, 2006.

(13)	Includes 7,890,802 shares which may be purchased pursuant to stock options that are exercisable on or before September 5, 2006.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of July 7, 2006 by each person known by us to beneficially own more than five percent of our common stock:

	Amount and Nature of
Name and Address	Beneficial Ownership	Percent(1)

Barclays Global Investors, N.A.(2)	19,944,497	12.3
45 Fremont Street
San Francisco, California 94105

(1)	Based upon 162,220,105 shares of common stock outstanding as of July 7, 2006. The number of shares beneficially owned by each person or entity is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any shares as to which the person or entity has the sole or shared voting power or investment power.

(2)	Based on information contained in a report on Schedule 13G/A that Barclays Global Investors, N.A. filed with the Securities and Exchange Commission on April 10, 2006 on behalf of itself and affiliated entities (“Barclays”). Such filing indicates that Barclays has sole voting power with respect to 17,925,833 shares and sole dispositive power with respect to all such shares.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors. We have nominated the following seven persons to serve as our directors: (1) H.K. Desai, (2) Joel S. Birnbaum, (3) Larry R. Carter, (4) James R. Fiebiger, (5) Balakrishnan S. Iyer, (6) Carol L. Miltner, and (7) George D. Wells. If elected, each nominee will continue in office until our next annual meeting or until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement.

Each of the nominees for director named above has consented to be named as a nominee in our proxy statement, and we expect that each of the nominees will be able to serve if elected. In the event that any of the nominees for director should become unable to serve if elected, it is intended that the persons named in the enclosed proxy, or their nominee or substitute, will vote your shares FOR the election of a substitute nominee as may be recommended by the Board of Directors.

The following table and paragraphs below set forth the names and certain information concerning the seven nominees for election to our Board of Directors:

Nominee(1)	Position with QLogic	Age

H.K. Desai	Chairman of the Board, Chief Executive Officer and President	60
Joel S. Birnbaum(2)	Director	68
Larry R. Carter(3)	Director	63
James R. Fiebiger(2)(4)	Director	64
Balakrishnan S. Iyer(3)(4)	Director	50
Carol L. Miltner(2)(4)	Director	63
George D. Wells(3)(5)	Director	71

(1)	The Nominating and Governance Committee identifies candidates and recommends to the Board of Directors nominees for membership on the Board. Following the recommendation of the Nominating and Governance Committee, the Board of Directors selects the nominees for election as directors at the annual meeting of stockholders.

(2)	Member of the Nominating and Governance Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation Committee.

(5)	Lead Director for meetings of the independent directors.

Mr. Desai joined us in August 1995 as our President and Chief Technical Officer. Mr. Desai was subsequently promoted to President and Chief Executive Officer and became a director in January 1996, and became Chairman of the Board in May 1999. From May 1995 to August 1995, Mr. Desai was Vice President, Engineering (Systems Products) at Western Digital Corporation, a manufacturer of disk drives. From July 1990 until May 1995, Mr. Desai served as Director of Engineering, and subsequently Vice President of Engineering, for QLogic. Mr. Desai is Chairman of the Board of Lantronix, Inc.

Dr. Birnbaum has served as a director since February 2005. Dr. Birnbaum has served as a consultant in the technology industry since his retirement from Hewlett-Packard Company in 1999 and he currently chairs the National Research Council Committee on Improving Cyber Security in the United States. From 1981 until his retirement in 1999, Dr. Birnbaum held several executive positions with Hewlett-Packard Company, including Senior Vice President for Research and Development and Director of HP Laboratories. Prior to this, Dr. Birnbaum spent 15 years at International Business Machines Corporation (“IBM”) where he last served as Director of Computer Sciences.

Mr. Carter has served as a director since June 1999. Since January 1995, Mr. Carter has worked for Cisco Systems, Inc., a computer networking products company, currently as Senior Vice President, Office of the President, and previously as Senior Vice President and Chief Financial Officer. From July 1992 to January 1995, Mr. Carter served as Vice President and Corporate Controller of Advanced Micro Devices, Inc., a semiconductor company. Mr. Carter has also served as Chief Financial Officer for VLSI Technology, Inc., which is now owned by Philips Semiconductors, Inc., and for SGS Thompson Microelectronics, Inc. Mr. Carter currently serves on the Board of Directors of Cisco Systems, Inc. and is a trustee of Loyola Marymount University.

Dr. Fiebiger has served as a director since February 2000. Dr. Fiebiger is currently a consultant to the semiconductor and the electronic design automation industries. From December 1999 until October 2004, Dr. Fiebiger was Chairman and Chief Executive Officer of Lovoltech, Inc., a fabless semiconductor company specializing in low voltage devices. Dr. Fiebiger served as Vice Chairman of GateField Corporation, a fabless semiconductor company, from February 1999 until the company was sold to Actel Corporation in November 2000. He served as GateField’s President and Chief Executive Officer from June 1996 until February 1999. From October 1993 until June 1996, he was Managing Director and Chairman of Thunderbird Technologies, Inc., a semiconductor technology licensing company. From December 1987 to September 1993, he was President and Chief Operating Officer of VLSI Technology, Inc. Dr. Fiebiger has also served as Senior Corporate Vice President and Assistant General Manager for Motorola’s Worldwide Semiconductor Sector. Dr. Fiebiger currently serves on the Board of Directors of Mentor Graphics Corp., Actel Corporation, Power Integrations, Inc. and Pixelworks, Inc.

Mr. Iyer has served as a director since June 2003. From October 1998 to June 2003, Mr. Iyer was the Senior Vice President and Chief Financial Officer of Conexant Systems, Inc., a designer, developer and seller of semiconductor system solutions for communications applications. Prior to October 1998, Mr. Iyer served as the Senior Vice President and Chief Financial Officer of VLSI Technology, Inc. Mr. Iyer has held a number of senior finance positions at Advanced Micro Devices, Inc., a semiconductor company. Mr. Iyer currently serves on the Board of Directors of Conexant Systems, Inc., IHS, Inc., Invitrogen Corporation, Power Integrations, Inc. and Skyworks Solutions, Inc.

Ms. Miltner has served as a director since February 1994. In October 2002, Ms. Miltner assumed the role of Chief Executive Officer of POSITIVE IMPACT, a national consulting company specializing in sales, strategic planning and compensation advice and seminars. From January 2000 to October 2002, Ms. Miltner served as Chief Executive Officer of the Global Technology Distribution Council, an international forum of the Chairmen and Chief Executive Officers representing the world’s largest technology distributors. From February 1999 to January 2000, she was a partner in a national seminar and consulting company, IMPACT, LLC. From July 1991 to February 1999, Ms. Miltner was President of Motivation by Miltner. Prior to 1991, she spent nineteen years in sales management positions for IBM, Xerox Corporation and Apple Computer, and served as the Senior Vice President of Sales for Ingram Micro, a provider of technology products and services. Ms. Miltner currently serves on the Board of Directors of SRS Labs, Inc.

Mr. Wells has served as a director since February 1994. Mr. Wells was President and Chief Executive Officer of Exar Corporation, a manufacturer of analog and mixed-signal integrated circuits, from June 1992 until he retired in October 1996. Before joining Exar, Mr. Wells served as President and Chief Operating Officer of LSI Logic, a manufacturer of HCMOS and BiCMOS application specific integrated circuits, for seven years.

BOARD OF DIRECTORS

Meetings

The Board of Directors held nine meetings during the fiscal year ended April 2, 2006. Each of our directors holding office during the last fiscal year attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and of the total number of meetings of each committee on which the director was a member. Our directors are encouraged to attend our Annual Meeting of Stockholders each year. All of the directors serving at the time of our 2005 Annual Meeting of Stockholders attended the annual meeting.

Director Independence

Our Board of Directors consists of seven directors, all of whom (except for Mr. Desai) are independent under the requirements set forth in The Nasdaq Stock Market listing standards.

Communications with Board of Directors

You may communicate with any director, the entire Board of Directors, or any committee of the Board, by sending a letter to the director, the Board or the committee addressed to: Board of Directors, c/o Lead Director — QLogic Corporation, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656. The Lead Director or his designee will review all letters, categorize them, and forward them to the appropriate parties.

Executive Sessions of Our Independent Directors

Our outside directors generally meet without management present after each regularly scheduled board meeting, but in any case at least two times per year. The Board of Directors has designated Mr. Wells as the Lead Director. As the Lead Director, Mr. Wells is responsible for (i) establishing the agenda for the executive sessions held by our independent directors and acting as chair of those sessions, (ii) polling the other independent directors for agenda items both for regular board meetings and executive sessions of the independent directors and (iii) working with the Chairman of the Board and Chief Executive Officer on the agenda for regular board meetings.

Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The Audit Committee.  Balakrishnan S. Iyer (Chairperson), Larry R. Carter and George D. Wells are the current members of the Audit Committee. Each member of the Audit Committee meets the independence requirements of The Nasdaq Stock Market listing standards, and is an “audit committee financial expert” as defined by rules adopted by the Securities and Exchange Commission (“SEC”). The Audit Committee held nine meetings during the fiscal year ended April 2, 2006. The Audit Committee operates under a written charter which is available on our website under the Investor Relations section at www.qlogic.com. The Audit Committee selects, engages and reviews the performance of our independent auditors each year. In addition, the Audit Committee approves non-audit services and fees to be paid to the independent auditors. The Audit Committee reports to our Board of Directors with respect to auditing and accounting matters.

The Compensation Committee.  Carol L. Miltner (Chairperson), James R. Fiebiger and Balakrishnan S. Iyer are the current members of the Compensation Committee. Each member of the Compensation Committee meets the independence requirements of The Nasdaq Stock Market listing standards. The Compensation Committee held thirteen meetings during the fiscal year ended April 2, 2006. The Compensation Committee reviews the performance of our executive officers and reviews the compensation programs for other key employees, including salary and cash incentive payment levels and stock-based compensation grants under the QLogic Corporation 2005 Performance Incentive Plan.

The Nominating and Governance Committee.  James R. Fiebiger (Chairperson), Joel S. Birnbaum and Carol L. Miltner are the current members of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee meets the independence requirements of The Nasdaq Stock Market listing standards. The Nominating and Governance Committee held five meetings during the fiscal year ended April 2, 2006. The Nominating and Governance Committee’s principal functions are to identify prospective director nominees and recommend to our Board of Directors nominees for membership on the Board of Directors, to develop and recommend to our Board of Directors the governance principles applicable to the Board of Directors, to oversee the assessment of our Board of Directors, and to recommend to our Board of Directors nominees for each committee. The Nominating and Governance Committee expects normally to be able to identify from its own resources the names of qualified director nominees, but it will accept from stockholders recommendations of individuals to be considered as nominees. Any stockholder wishing to propose a nominee for consideration by the Nominating and Governance Committee should submit a recommendation in writing to our Corporate Secretary at our principal executive office in accordance with the procedures set forth below. The Nominating and Governance Committee reviews on an annual basis the performance of individual board members and the overall effectiveness of the board, and reviews this information with the full board of directors. The Nominating and Governance Committee operates under a written charter which is available on our website under the Investor Relations section at www.qlogic.com.

A stockholder may submit the name of a director candidate for consideration by the Nominating and Governance Committee by writing to the Secretary of the Company at the address set forth on the cover of this proxy statement. The stockholder must submit the following information in support of the candidate: (a) the name, address and telephone number of the stockholder recommending the candidate; (b) a representation that the stockholder submitting the recommendation is a stockholder of record or beneficial owner of shares of stock of the Company; (c) the name and address of the candidate; (d) a description of any arrangement or understanding between the stockholder and the candidate and any other person or persons regarding the submission of the candidate’s name for consideration; (e) such other information regarding the candidate as the Company would be required to include in a proxy statement filed pursuant to the proxy rules of the SEC if the Board were to nominate the candidate for election as a director; (f) the consent of the candidate to be identified to the board as a candidate for consideration and to be identified in the proxy; and (g) the agreement of the candidate to serve on the board if elected. The Nominating and Governance Committee may request any additional information that its deems relevant in evaluating the background and experience of any candidate.

In evaluating a director candidate, the Nominating and Governance Committee will consider the candidate’s independence, character, corporate governance skills and abilities, business experience, training and education, commitment to performing the duties of a director, and other skills, abilities or attributes that fill specific needs of the board or its committees. The committee will use the same criteria in evaluating candidates suggested by stockholders as for candidates suggested by other sources.

Director Education

The Board of Directors encourages its members to attend specialized training programs on corporate governance and related board topics. The entire Board has participated in director education programs sponsored by the Forum for Corporate Directors. In addition, certain members of the Board have participated in outside board education programs.

Compensation of Directors

Directors’ Fees.  The Compensation Committee of the Board of Directors recommended, and the Board of Directors approved, increases in non-employee director cash compensation effective July 1, 2006, which is described below. Each of our non-employee directors receives a quarterly retainer of $11,250 for serving as a member of the Board of Directors and additional quarterly retainer fees as set forth below for serving as a chairperson and/or a member of one or more committees of the Board of Directors:

Lead Director	$2,500
Audit Committee Chair	$5,000
Audit Committee member	$2,500
Compensation Committee Chair	$2,500
Compensation Committee member	$1,250
Nominating and Governance Committee Chair	$2,250
Nominating and Governance Committee member	$1,000

For each meeting of the Board of Directors in excess of nine per fiscal year, members of the Board of Directors are entitled to an additional fee of $1,500 for attendance in person and $750 for participation by telephone. For each Audit Committee meeting in excess of twelve per fiscal year, Compensation Committee meeting in excess of five per fiscal year, and Nominating and Governance Committee meeting in excess of four per fiscal year, committee members (including committee chairs) are entitled to an additional fee of $1,000 for attendance in person and $500 for participation by telephone.

Directors who are employees of QLogic receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at all Board and Committee Meetings.

Stock Awards.  The QLogic Corporation 2005 Performance Incentive Plan, as amended (the “2005 Plan”), provides that each non-employee director will automatically be granted an option to purchase 50,000 shares of common stock when he or she is first appointed or elected to the Board. The 2005 Plan also provides that thereafter, on the date of each annual meeting at which directors are elected, the director will automatically be granted an additional option to purchase 25,000 shares of common stock (75,000 shares if the non-employee director is also the Chairman of the Board) if the director is reelected at that annual meeting. The per share exercise price of each option granted to our non-employee directors equals the last reported per share sale price of the common stock on the date of grant. These stock options have maximum 10-year terms, and become exercisable as to one-third of the shares subject to the option on each anniversary of the date the option is granted if the director to whom the option is granted is still a member of our Board of Directors on such anniversary.

If stockholders approve the proposed amendments to the 2005 Plan (Proposal Two), the automatic grants to continuing non-employee directors described above will be modified. Effective for the grants made in connection with the 2006 Annual Meeting, each of our non-employee directors who is reelected as a director at our annual meeting of stockholders will automatically be granted an option to purchase 16,000 shares of common stock and an award of 3,000 restricted stock units (or, in the case of a non-employee Chairman of the Board, an option to purchase 50,000 shares of common stock and an award of 8,000 restricted stock units). The options will have the same vesting and other terms described above. The restricted stock units will be subject to the same vesting schedule as the options and will be payable in an equivalent number of shares of common stock upon vesting. The grants to newly elected or appointed non-employee directors would not be affected by the proposed amendment.

In fiscal year 2006, prior to QLogic’s March 2006 2-for-1 stock-split, we granted stock options to purchase 20,000 shares of common stock at a per share exercise price of $34.81 to each of Messrs. Carter, Fiebiger, Iyer and Wells, and to Ms. Miltner, and stock options to purchase 10,330 shares of common stock at a per share exercise price of $34.81 to Mr. Birnbaum (share numbers and exercise prices have not been adjusted for the 2-for-1 stock split).

The following table summarizes all compensation paid to each of our non-employee directors during fiscal year 2006.

				Long-Term
	Annual Compensation			Compensation
	Annual	Committee	Total Cash	Securities
	Retainer	Retainer	Compensation	Underlying
Name	($)	($)	($)	Options (#)(1)

Joel S. Birnbaum	36,000	4,000	40,000	10,330
Larry R. Carter	36,000	4,000	40,000	20,000
James R. Fiebiger	36,000	5,000	41,000	20,000
Balakrishnan S. Iyer	36,000	10,000	46,000	20,000
Carol L. Miltner	36,000	8,000	44,000	20,000
George D. Wells	36,000	9,000	45,000	20,000

(1)	Not adjusted to reflect QLogic’s 2-for-1 stock split in March 2006.

Vote Required for Proposal One

The seven director nominees receiving the highest number of votes cast at the meeting will be elected to our Board of Directors to serve until our next Annual Meeting of Stockholders or until their successors are elected and qualified, or until the earlier of the director’s death, resignation or retirement. Proxies cannot be voted for more than seven nominees for director. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy, or their nominee or substitute, intend to vote at the meeting for the election of the seven director nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

EXECUTIVE OFFICERS

The following table and paragraphs set forth the names of and certain information concerning our executive officers as of July 7, 2006:

Name	Position with QLogic	Age

H.K. Desai	Chairman of the Board, Chief Executive Officer and President	60
Denis R. Maynard	Senior Vice President, Worldwide Sales and Marketing	47
Anthony J. Massetti	Senior Vice President and Chief Financial Officer	44
Robert W. Miller	Senior Vice President, Worldwide Operations	50
Nancy M. Tullos	Senior Vice President, Human Resources	54
Stephen J. Carter	Vice President, General Manager, Switch Products Group	54
Scott M. Metcalf	Vice President, General Manager, System Interconnect Group	55

For information on the business background of Mr. Desai, see “Proposal One — Election of Directors” above.

Mr. Maynard joined us in August 2001 as Vice President, Worldwide Sales and Marketing and became our Senior Vice President, Worldwide Sales and Marketing in July 2002. From July 1993 until August 2001, Mr. Maynard held several positions with Cisco Systems, most recently as director of worldwide field operations. He has also served as Regional Manager and Operations Director for Southern California for Cisco Systems. From 1990 until 1993, he was Western Regional Sales Manager for Banyan Systems.

Mr. Massetti joined us in July 2002 as Vice President, Finance. He became our Vice President and Chief Financial Officer in May 2004 and a Senior Vice President in June 2005. From March 2001 to July 2002, Mr. Massetti was Senior Director of Finance for Sandisk Corporation. From March 2000 to February 2001, Mr. Massetti was the Chief Executive Officer of Aurum Solutions, Ltd. Prior to March 2000, Mr. Massetti spent 17 years in various accounting and finance positions at IBM.

Mr. Miller originally joined us in June 1990 as Staff Engineer and was promoted to Director of Engineering in July 1994, Director of Operations in August 1995, and Vice President of Operations in July 1997. From April 2002 to January 2003, Mr. Miller served as Vice President of Worldwide Operations for Quantum Corporation, and from January 2003 to February 2004, he served as Vice President of Worldwide Operations for Chelsio Communication, Inc., a maker of 10Gb Ethernet adaptors. Mr. Miller rejoined QLogic in May 2005 as the Senior Vice President of Worldwide Operations.

Ms. Tullos joined us in November 2004 as Vice President of Human Resources. She was promoted to Senior Vice President, Human Resources in June 2005. From September 1998 to October 2004, Ms. Tullos served as Vice President of Human Resources for Broadcom Corporation. From January 1998 to August 1998, Ms. Tullos served as Vice President, Global Human Resources for CyberMedia, Inc. Prior to 1998, Ms. Tullos held various positions in the human resources departments at Micropolis Corporation and Western Digital Corporation.

Mr. Carter joined the Company in May 2003 as Vice President, General Manager, Switch Products Group. From September 1998 to April 2003, Mr. Carter served as Vice President and General Manager in the Data Storage and Information Management business unit at Imation Corp. From August 1978 to August 1998, Mr. Carter held various product development and marketing management positions with IBM.

Mr. Metcalf joined the Company in April 2006 in connection with QLogic’s acquisition of PathScale, Inc. as Vice President, General Manager, System Interconnect Group. From October 2003 to April 2006, Mr. Metcalf served as the Chief Executive Officer of PathScale, Inc. From June 2001 to June 2002, Mr. Metcalf served as the Chief Executive Officer of Semio, Inc.

Code of Ethics

We have adopted and implemented a Business Ethics Policy (the “Code of Ethics”) that applies to all Company officers, employees and directors. The Code of Ethics operates as a tool to help our officers, employees and directors understand and adhere to the high ethical standards we expect. The Code of Ethics is available on our website at www.qlogic.com. Stockholders may also obtain copies at no cost by writing to the Secretary of the Company.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth compensation earned during the periods presented by our Chief Executive Officer and our other four most highly compensated executive officers at the end of fiscal year 2006 (collectively, the “Named Executive Officers”). The position identified in the table for each person is his current position with us unless we indicate otherwise.

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation(1)			Securities Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)		Options/SARs (#)(2)	Compensation ($)(3)

H. K. Desai	2006	676,600	750,000	(4)	225,000	9,153
Chairman of the Board, Chief	2005	682,564	665,000		1,350,000	8,676
Executive Officer and President	2004	576,606	615,000		1,363,500	8,577
Denis R. Maynard	2006	315,064	190,000		34,000	426
Senior Vice President,	2005	270,963	193,439		240,000	347
Worldwide Sales and Marketing	2004	218,593	166,000		146,000	296
Anthony J. Massetti	2006	259,304	170,000		40,000	7,153
Senior Vice President and	2005	193,982	126,089		240,000	5,589
Chief Financial Officer	2004	172,323	75,000		71,000	5,313
Stephen J. Carter(5)	2006	234,303	120,000		26,000	7,081
Vice President, General,	2005	203,237	119,426		140,000	6,145
Manager, Switch Products Group	2004	169,830	100,000		132,500	5,322
Robert W. Miller(6)	2006	214,029	125,000		123,000	6,844
Senior Vice President,	2005	—	—		—	—
Worldwide Operations	2004	—	—		—	—

(1)	In accordance with applicable rules of the Securities and Exchange Commission, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers that do not exceed $50,000 or 10% of the officer’s salary and bonus disclosed in this table. For informational purposes, the Company provided the following perquisites to Named Executive Officers during fiscal year 2006: Mr. Desai: $9,000 automobile allowance; Mr. Maynard: $7,800 automobile allowance and $1,200 for tax services; Mr. Massetti: $7,350 automobile allowance and $1,024 for tax services; Mr. Carter: $7,200 automobile allowance and $310 for tax services; and Mr. Miller: $6,914 automobile allowance.

(2)	The amounts in the table represent shares of our common stock covered by stock options granted to the named individual under the QLogic Corporation Stock Awards Plan and the QLogic Corporation 2005 Performance Incentive Plan (for grants made after August 23, 2005). All amounts have been adjusted to reflect QLogic’s 2-for-1 stock split in March 2006.

(3)	This column consists of matching contributions to the QLogic Corporation Retirement Savings Plan and group term life insurance premiums paid with respect to the named individual, and includes the following for fiscal year 2006:

(a)	life insurance premiums paid by QLogic in the amount of $2,657 to Mr. Desai, $426 to Mr. Maynard, $243 to Mr. Massetti, $453 to Mr. Carter and $423 to Mr. Miller, for group term life insurance coverage equal to two times annual salary and bonus, up to a maximum of $600,000; and

(b)	401(k) plan matching contributions, available to all employees, paid by QLogic in the amount of $6,496 to Mr. Desai, $6,910 to Mr. Massetti, $6,628 to Mr. Carter and $6,421 to Mr. Miller.

(4)	Mr. Desai’s bonus for 2006 consisted of an incentive bonus payment of $675,000 and a special bonus payment of $75,000 for the successful completion of the sale of QLogic’s hard disk drive and tape drive controller business.

(5)	Mr. Carter joined QLogic in May 2003.

(6)	Mr. Miller originally worked for QLogic from 1990 to 2002, and rejoined QLogic in May 2005.

Stock Option Grants

The following table sets forth information regarding the stock options that we granted during fiscal year 2006 to each of our Named Executive Officers:

Option Grants in Fiscal Year 2006

	Individual Grants
	Number of	% of Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of
	Underlying	Granted to	Exercise		Stock Price Appreciation for
	Options	Employees in	Price	Expiration	Option Term ($)(4)
Name	Granted(1)	Fiscal Year(2)	($/Share)	Date(3)	5%	10%

H. K. Desai	225,000	8.2%	$16.475	12/05/15	$2,331,234	$5,907,804
Denis R. Maynard	34,000	1.2%	$16.475	12/05/15	$352,276	$892,735
Anthony J. Massetti	40,000	1.5%	$16.475	12/05/15	$414,442	$1,050,276
Stephen J. Carter	26,000	0.9%	$16.475	12/05/15	$269,387	$682,680
Robert W. Miller	100,000	3.6%	$15.175	05/09/15	$954,347	$2,418,504
	23,000	0.8%	$16.475	12/05/15	$238,304	$603,909

(1)	The amounts in the table represent shares of our common stock covered by stock options granted to the named individual under the QLogic Corporation 2005 Performance Incentive Plan or in the case of Mr. Miller’s May 2005 grant the QLogic Corporation Stock Awards Plan. Each option becomes exercisable on a cumulative basis as to 25% of the option shares one year after the date of grant and as to an additional 6.25% of the option shares each three-month interval thereafter.

(2)	Options to purchase an aggregate of 2,756,458 shares of common stock were granted to employees, including the above executive officers, during the fiscal year ended April 2, 2006.

(3)	Options granted have a term of 10 years, subject to earlier termination.

(4)	These columns present hypothetical future values of the stock obtainable upon exercise of the option net of the option’s exercise price, assuming that the market price of our common stock appreciates at a 5% and 10% compound annual rate over the ten-year term of the options. The 5% and 10% rates of stock price appreciation are presented as examples pursuant to the rules and regulations of the Securities and Exchange Commission and do not necessarily reflect an estimate or projection of our future stock price performance. The potential realizable values presented are not intended to indicate the value of the options.

Option Exercises and Holdings

The following table sets forth information for the Named Executive Officers concerning options they exercised during fiscal year 2006 and unexercised options they held at the end of fiscal year 2006:

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values(1)

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired on	Value	Options at Fiscal Year End		Fiscal Year End ($)(2)
Name	Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

H. K. Desai	0	0	4,907,025	1,596,097	7,812,941	5,925,239
Denis R. Maynard	60,000	417,858	346,750	257,250	320,381	1,004,469
Anthony J. Massetti	0	0	219,872	225,128	585,938	990,063
Stephen J. Carter	0	0	141,624	156,876	350,636	616,864
Robert W. Miller	0	0	0	123,000	0	483,625

(1)	Share numbers have been adjusted for all of our stock splits and stock dividends.

(2)	Based on the last sales price of our shares of common stock on March 31, 2006 ($19.35), minus the per share exercise price of the unexercised options, multiplied by the number of shares represented by the unexercised options.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The following is a description of the terms and conditions of each employment or change in control agreement that we have with our Named Executive Officers:

H.K. Desai.  We have an agreement with Mr. Desai under which Mr. Desai is entitled to receive the following payments and benefits in the event that we terminate him without cause or if he is demoted at any time within two years after a change in control of QLogic and Mr. Desai elects to terminate his employment: (1) a severance payment equal to the present value of two times the sum of Mr. Desai’s annual salary plus the highest annual average of any two of his last three annual bonuses; (2) continuation for two years following termination of employment of his health, life insurance, disability income, tax assistance, and executive automobile benefits (reduced to the extent similar benefits are received by him from another employer); and (3) acceleration of vesting of his stock options based on the length of his continued employment following the grant of the option by one year upon a change in control of QLogic and full acceleration of vesting of such exercise right in the event of termination of his employment without cause or because of a demotion within two years after the change in control.

REPORT OF COMPENSATION COMMITTEE

This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filings under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”, and together with the Securities Act, the “Acts”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

Carol L. Miltner, James R. Fiebiger and Balakrishnan S. Iyer presently serve on the Compensation Committee. The Compensation Committee reviews the performance of our executive officers. It determines the compensation of the Chief Executive Officer and reviews and determines the compensation programs for other key employees, including salary and cash incentive payment levels and stock awards under the QLogic Corporation 2005 Performance Incentive Plan.

Compensation Policies and Philosophy.  Our executive compensation policies are designed to attract, retain and reward executives who contribute to our success, to provide economic incentives for executives to achieve our business objectives by linking the executives’ compensation to QLogic’s performance, to strengthen the relationship between executive pay and stockholder value and to reward individual performance. We use a combination of base salary, annual pay-for-performance incentive cash payments (“Cash Incentive Payments”) dependent on QLogic’s performance goals and objectives for the performance period, and long-term equity grants to achieve these objectives.

A substantial amount of the Compensation Committee’s annual cycle of work relates to the determination of compensation for QLogic’s executive officers, including the Chief Executive Officer. Following the end of each fiscal year, the Compensation Committee makes determinations of base cash compensation (“Base Salary”) for the then current fiscal year and makes determinations of Cash Incentive Payments relating to the just completed fiscal year. We also periodically award executive officers long-term equity incentives.

The Cash Incentive Payments are determined taking into account QLogic’s financial results, individual performance reviews and scoring of progress to corporate business goals. The Compensation Committee’s process for determining compensation also includes a review of QLogic’s executive compensation programs and practices and an analysis, for each QLogic executive, of all elements of compensation. We engage an independent third party executive compensation consultant to assist us in comparing these compensation components separately and in the aggregate to compensation at companies that QLogic uses as its “peer group” for compensation analysis purposes (the peer group is also sometimes referred to in this Compensation Committee Report as the “market”). The peer group consists of a technology industry subset of companies of comparable size and complexity to QLogic or technology companies against which QLogic competes for business and employees. The compensation of executive officers is also compared with the compensation of other QLogic employees for internal pay equity purposes.

In determining Base Salary, Cash Incentive Payments and long-term equity incentives for executive officers, the Compensation Committee reviews QLogic’s performance and individual performance information and peer group executive compensation information derived from compensation surveys and public filings. For this review, we examine total compensation including all aspects of the executive officer’s total cash compensation (Base Salary plus incentives), the target value of equity grants, and the outstanding holdings for each executive officer.

The Compensation Committee considers a number of factors, which include the level and types of compensation paid to executives in similar positions by comparable or competitive companies. In addition, we evaluate corporate performance by looking at factors such as performance relative to competitors, performance relative to business conditions, and success in meeting financial objectives. We also review the individual performance of each executive, including a review of the ability of a given executive to meet individual performance objectives, demonstration of job knowledge and skills, and the ability to work with others toward the achievement of QLogic’s goals.

Section 162(m) of the Internal Revenue Code of 1986, as amended, establishes a limitation on the deductibility of compensation payable in any particular tax year to the Chief Executive Officer and the four most highly compensated other executive officers. While QLogic attempts to maximize the deductibility of compensation paid to the Chief Executive Officer and the four most highly compensated other executive officers, QLogic retains the flexibility necessary to provide total compensation in line with competitive practice, QLogic’s compensation philosophy, and QLogic’s best interests. QLogic therefore may from time to time pay compensation to its executive officers that may not be deductible under Section 162(m).

Components of Compensation.  The Compensation Committee believes that the proportion of compensation at risk should rise as an employee’s level of responsibility increases. As such we have set the target pay philosophy to provide more reward linked to incentive pay.

Base Salaries.  The aim of the Compensation Committee is to pay executives Base Salaries that are commensurate with the qualifications, duties and responsibilities of the executives and that are competitive in the marketplace. Increases in Base Salaries are provided to reward the individual for contribution during the prior fiscal year in helping to meet financial and business objectives, as well as the executives’ performance of their individual responsibilities. In general, we attempt to set compensation that is near the average (the 45th to 55th percentile) of the Base Salaries paid to executives of our peer group companies.

Total cash compensation (Base Salary plus Cash Incentive Payments). Our pay for performance philosophy ensures that annual incentive compensation follows achievement of business-specific goals and individual goals. Target incentives for individual officers range from 25% to 100% of their respective Base Salaries and are generally targeted to offer incentive compensation at or above market (55th — 65th percentile of our peer group companies). The Compensation Committee’s plan for annual incentive compensation measures performance against pre-established financial goals and other business objectives. Under our plan, Cash Incentive Payments are made annually. Annual incentive performance targets and Cash Incentive Payment recommendations for executives, other than executive officers, are proposed by QLogic’s management team, reviewed and, when appropriate, revised and approved by the Compensation Committee. Cash Incentive Payment recommendations for executive officers are approved by the Compensation Committee.

Long-term incentives.  Our long-term incentive program is designed to encourage creation of long-term value for our stockholders, retain qualified key employees, and build equity ownership among executives. We have historically used stock options to balance these goals. Beginning in fiscal year 2007, we intend to utilize a combination of stock options and restricted stock units to balance these goals. Stock options are aimed at motivating performance and retention, while restricted stock unit grants are aimed at retention. No restricted stock units were granted to officers in fiscal year 2006. We believe that stock options are truly performance based in that executives do not receive any benefit unless stock price increases (creating more shareholder value). The Compensation Committee feels that long-term incentives should provide significant motivation and upside, and grants are generally targeted at the 75th percentile of our peer group companies. If QLogic does not provide shareholder return through stock price growth, awards of stock options may provide actual rewards that have little or no value. The grant sizes of long-term incentives are usually based upon factors such as comparable equity compensation offered by other technology companies, the seniority of the executive and the contribution that the executive is expected to make to QLogic. In determining the size of periodic grants to executives, the Compensation Committee also considers prior grants to the executive, the executive’s performance during the prior fiscal year, and his or her expected contributions during future periods. The number of options granted to executive officers during fiscal year 2006 was substantially below levels of the prior two fiscal years as the committee delayed the grant of awards while it carefully evaluated its historical practice of awarding stock options as long-term incentives and developed a long-term incentive model that includes a mix of stock options and restricted stock units.

Compensation of the Chief Executive Officer.  The Compensation Committee annually reviews the performance of the Chief Executive Officer. As the Chief Executive Officer, Mr. Desai’s compensation was determined based on consideration of the various factors discussed above, including QLogic’s performance, the individual performance of Mr. Desai, a review of the compensation packages of executives in technology companies, and Mr. Desai’s performance compared to various objective and subjective goals established by the Board of Directors. It is the practice of the Compensation Committee to establish performance goals at the commencement of each fiscal year, to provide a performance appraisal to the Chief Executive Officer at the end of each fiscal year, and to approve incentive payments based on the Chief Executive Officer’s performance as measured against such objectives. Mr. Desai’s goals for fiscal year 2006, as established by the Compensation Committee, included both objective components and subjective components. The objective components included revenue and profitability goals. The subjective elements included goals to divest the hard disk drive and tape drive controller business, and goals to identify and acquire companies and technologies and expand research and development activities to further the Company’s future growth. Mr. Desai also had several management objectives, including, as recommended by corporate governance guidelines, continued work with the Nominating and Governance Committee of the Board on succession planning. The Compensation Committee reviewed Mr. Desai’s performance during fiscal year 2006 and determined that he had met the key objectives established by the Compensation Committee. The Compensation Committee in setting Mr. Desai’s incentive payment for fiscal year 2006 noted the following key achievements under Mr. Desai’s leadership during fiscal year 2006: (i) the Company achieved the revenue and profitability targets established; (ii) the Company successfully completed the sale of the hard disk drive and tape drive controller business; (iii) the Company acquired the business of Troika Networks, and its virtualization technology; and (iv) the Company entered into an agreement to acquire Pathscale, Inc. and its InfiniBand technology (the acquisition of which was completed after the end of fiscal year 2006).

Respectfully submitted,

Compensation Committee

Carol L. Miltner, Chair
James R. Fiebiger
Balakrishnan S. Iyer

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for fiscal year 2006 were Carol L. Miltner, James R. Fiebiger and Balakrishnan S. Iyer. No member of this committee was at any time during fiscal year 2006 or at any other time an officer or employee of QLogic, and no member had any relationship with QLogic requiring disclosure under Item 404 of Regulation S-K. No executive officer of QLogic has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal year 2006.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Standard & Poor’s 500 Index, the SIC Code Index (Semiconductor & Related Products — 3674) and the Nasdaq Computer Index for the five fiscal year period ended April 2, 2006. During fiscal year 2006, the Company divested its hard disk drive controller and tape drive controller business, solidifying its focus on the storage area network market. As a result of these changes, the Company believes that the Nasdaq Computer Index is a more appropriate index for assessing stockholder return performance than the SIC Code 3674 Index for Semiconductor & Related Products.

The graph below will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filings under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG QLOGIC CORPORATION

	Cumulative Total Return
	4/1/01	3/31/02	3/30/03	3/28/04	4/3/05	4/2/06
QLogic Corporation	100.00	220.09	169.87	186.36	179.20	172.00
S&P 500 Index	100.00	100.24	75.42	101.91	108.73	121.48
SIC Code Index (Semiconductor & Related Products — 3674)	100.00	106.61	55.80	91.09	73.34	84.49
Nasdaq Computer Index	100.00	71.63	35.35	61.12	59.32	70.45

*	$100 invested on 4/1/01 in stock or on 3/31/01 in index-including reinvestment of dividends. Index calculated on month-end basis.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO THE QLOGIC CORPORATION
2005 PERFORMANCE INCENTIVE PLAN

General

At the Annual Meeting, stockholders will be asked to approve an amendment to the QLogic Corporation 2005 Performance Incentive Plan (the “Amendment”), which was adopted by the Board of Directors, subject to stockholder approval. The Board of Directors approved the proposed Amendment to enable QLogic to continue to attract and retain the highest quality directors, which is essential to QLogic’s long-term growth and success, and to more closely align non-employee director compensation with the philosophy used in establishing compensation for executive officers. If stockholders do not approve the proposed Amendment, the current annual grant levels to non-employee directors described under “Compensation of Directors — Stock Awards” above will continue in effect.

The QLogic Corporation 2005 Performance Incentive Plan, as amended (the “2005 Plan”) sets forth the material terms of the automatic award grants to non-employee directors. The 2005 Plan originally provided for an annual option grant to non-employee directors of 20,000 shares and to any non-employee director that served as Chairman of the Board of 54,000 shares. Due to our March 2006 2-for-1 stock split, the annual option grants automatically doubled from 20,000 and 54,000 shares to 40,000 and 108,000 shares, respectively. At a meeting held on June 1, 2006, the Board of Directors reduced the annual option grant from 40,000 and 108,000 shares to 25,000 and 75,000 shares, respectively. The proposed Amendment would (i) reduce the number of shares of Common Stock subject to the annual option grant to non-employee directors from 25,000 shares to 16,000 shares and provide for an additional grant of 3,000 restricted stock units, (ii) reduce the number of shares of Common Stock subject to the annual option grant to any non-employee director that serves as Chairman of the Board from 75,000 shares to 50,000 shares and provide for an additional grant of 8,000 restricted stock units, and (iii) provide that the restricted stock units would be subject to the same vesting requirements as the current option grants and would be payable in an equivalent number of shares of Common Stock upon vesting. The Amendment would also make appropriate changes to the 2005 Plan to reflect that equity awards other than stock options will be granted to non-employee directors. The Amendment only relates to the automatic equity awards to non-employee directors of QLogic and does not affect the option grants made to newly elected or appointed non-employee directors. The preceding summary is qualified in its entirety by the full text of the Amendment, which appears as Exhibit A to this Proxy Statement.

QLogic is not seeking an increase in the aggregate number of shares available for award grant purposes under the 2005 Plan.

Summary Description of the 2005 Performance Incentive Plan

The principal terms of the 2005 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2005 Plan, which was filed as Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2005. All numbers presented in the following description have been adjusted to reflect the March 2006 2-for-1 stock split.

Purpose.  The purpose of the 2005 Plan is to promote the success of QLogic and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of QLogic. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration.  Our Board of Directors or one or more committees appointed by our Board of Directors will administer the 2005 Plan. Our Board of Directors has delegated general administrative authority for the 2005 Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2005 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more of our officers. (The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2005 Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive our rights with respect to, or modify, discontinue, suspend, or terminate, any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2005 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•	to allow the purchase price of an award or shares of our common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing.  In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2005 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.

Eligibility.  Persons eligible to receive awards under the 2005 Plan include our officers, employees, directors and certain of our consultants and advisors. All of our officers and employees (including all of our named executive officers) are considered eligible under the 2005 Plan. Our six non-employee directors are eligible only for automatic award grants under the 2005 Plan. Non-employee directors are not eligible for discretionary awards under the 2005 Plan. A summary of the material terms of the automatic award grants to non-employee directors can be found under the heading “Compensation of Directors — Stock Awards” in Proposal One above.

Authorized Shares; Limits on Awards.  The maximum number of shares of our common stock that may be issued or transferred pursuant to awards under the 2005 Plan equals the sum of (i) 14,000,000 shares, plus (ii) the number of shares subject to stock option grants under the Stock Awards Plan and outstanding on August 23, 2005 (the date of the 2005 Annual Meeting) which expire, or for any reason are canceled or terminated, after August 23, 2005 without being exercised. As of July 7, 2006, a total of 20,339,382 shares of our Common Stock were then subject to outstanding grant awards under the Stock Awards Plan. No additional awards will be granted under the Stock Awards Plan.

The following other limits are also contained in the 2005 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 40,000,000 shares.

•	The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 4,000,000 shares.

•	The maximum number of shares that constitute “full-value awards” that may be delivered pursuant to awards granted under the plan, other than in the circumstances described in the next sentence, is 2,800,000 shares. This limit on so-called “full-value awards” does not apply, however, to (1) shares delivered in respect of stock option grants, and (2) shares delivered in respect of stock appreciation right grants.

•	“Performance-Based Awards” under Section 5.2 of the 2005 Plan payable only in cash and not related to shares and granted to a participant in any one calendar year will not provide for payment of more than $5,000,000.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2005 Plan. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2005 Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2005 Plan will again be available for subsequent awards under the 2005 Plan. In addition, the 2005 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of QLogic through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2005 Plan.

Types of Awards.  The 2005 Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in our common stock or units of our common stock, as well as cash bonus awards pursuant to Section 5.2 of the 2005 Plan. The 2005 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of our common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of our common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2005 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2005 Plan. Incentive stock options may only be granted to our employees.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally cannot be less than the fair market value of a share of our common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The per share exercise price of an option or the per share base price of a stock appreciation right may, however, be less than the fair market value of a share of our common stock on the date of grant in the case of awards granted retroactively in tandem with or as a substitution for another award.

The other types of awards that may be granted under the 2005 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards granted consistent with Section 5.2 of the 2005 Plan as described below.

Performance-Based Awards.  The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2005 Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of QLogic on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, the fair market value of a share of our common stock, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals.  The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Acceleration of Awards; Possible Early Termination of Awards.  Generally, and subject to limited exceptions set forth in the 2005 Plan, if any person acquires more than 30% of the outstanding common stock or combined voting power of QLogic, if certain changes in a majority of our Board of Directors occur over a period of not longer than two years, if stockholders prior to a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction do not continue to own more than 50% of the voting securities of QLogic (or a successor or a parent) following such a transaction involving QLogic or any of its subsidiaries, if a sale or other disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity by QLogic or any of its subsidiaries occurs, or if QLogic is dissolved or liquidated, then awards then-outstanding under the 2005 Plan may become fully vested or paid, as applicable, and may terminate or be terminated in such circumstances. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2005 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions.  Subject to certain exceptions contained in Section 5.7 of the 2005 Plan, awards under the 2005 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws.

Adjustments.  As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2005 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.  The 2005 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.

Termination of or Changes to the 2005 Plan.  The Board of Directors may amend or terminate the 2005 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2005 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) Unless terminated earlier by the Board of Directors, the authority to grant new awards under the 2005 Plan will terminate on June 8, 2015. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Automatic Grants to Non-Employee Directors.  Currently, the 2005 Plan provides for automatic option grants to non-employee directors upon their election or appointment to the Board of Directors and upon their reelection at each annual meeting of stockholders. If stockholders approve the proposed amendment to the 2005 Plan, the annual grants will be modified to reduce the number of shares subject to the option grants and include a grant of restricted stock units. The current and proposed grants to non-employee directors are described in more detail under the heading “Compensation of Directors — Stock Awards” above.

Federal Income Tax Consequences of Awards under the 2005 Plan

The U.S. federal income tax consequences of the 2005 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2005 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

With respect to nonqualified stock options, we are generally entitled to deduct, and the participant recognizes, taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, we are generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2005 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2005 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, we may not be permitted in certain circumstances to deduct the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code.

Specific Benefits under the 2005 Performance Incentive Plan

As described above, if stockholders approve the proposed Amendment, automatic grants of stock options and restricted stock units will be made to our non-employee directors beginning with their reelection at our 2006 Annual Meeting. The number of stock options and restricted stock units that will be granted, based on the following assumptions, to our six non-employee directors as a group pursuant to the formulaic annual grants is 864,000 (16,000 x 6 x 9) stock options and 162,000 (3,000 x 6 x 9) restricted stock units. This represents the aggregate number of shares that would be subject to annual grants of stock options and restricted stock units to non-employee directors for calendar years 2006 through 2014 (the nine remaining years in the term of the 2005 Plan), assuming, among other future variables, that there are no new eligible non-employee directors, there continue to be six eligible non-employee directors seated (none of whom serves as the Chairman of the Board of Directors), and there are no changes to types of annual awards and the number of shares subject to each annual grant (16,000 shares subject to stock option grants and 3,000 restricted stock units) is not increased or decreased. The actual number of shares that will be subject to stock options for initial one-time grants to new directors under the 2005 Plan is not determinable.

Aggregate Past Grants Under the 2005 Plan

As of July 7, 2006, awards covering 6,349,492 shares of our common stock had been granted under the 2005 Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock unit vesting prior to and option and unvested restricted stock unit holdings as of that date.

	Stock Options				Restricted Stock Units
	Number of				Number of		Number	Number of
	Shares	Number of			Restricted		of Units	Units
	Subject to	Shares	Number of Shares Underlying		Stock Units		Vested as	Outstanding
	Past Option	Acquired	Options as of July 7, 2006		Subject to		of July 7,	and Unvested as
Name and Position	Grants	on Exercise	Exercisable/	Unexercisable	Past Grants		2006	of July 7, 2006

Executive Group:
H.K. Desai	775,000	0	0	775,000	120,000		0	120,000
Chairman of the Board, Chief Executive Officer and President
Dennis R. Maynard	89,000	0	0	89,000	12,000		0	12,000
Senior Vice President, Worldwide Sales and Marketing
Anthony J. Massetti	115,000	0	0	115,000	25,000	(1)	0	25,000
Senior Vice President and Chief Financial Officer
Stephen J. Carter	61,000	0	0	61,000	7,500		0	7,500
Vice President, General Manager, Switch Products Group
Robert W. Miller	63,000	0	0	63,000	8,500		0	8,500
Senior Vice President, Worldwide Operations
Total for Executive Group (7 persons):	1,186,000	0	0	1,186,000	180,550		0	180,550
Non-Executive Director Group:
Joel S. Birnbaum	20,660	0	0	20,660	0		0	0
Larry R. Carter	40,000	0	0	40,000	0		0	0
James R. Fiebiger	40,000	0	0	40,000	0		0	0
Balakrishnan S. Iyer	40,000	0	0	40,000	0		0	0
Carol L. Miltner	40,000	0	0	40,000	0		0	0
George D. Wells	40,000	0	0	40,000	0		0	0
Total for Non-Executive Director Group:	220,660	0	0	220,660	0		0	0

	Stock Options				Restricted Stock Units
	Number of				Number of	Number	Number of
	Shares	Number of			Restricted	of Units	Units
	Subject to	Shares	Number of Shares Underlying		Stock Units	Vested as	Outstanding
	Past Option	Acquired	Options as of July 7, 2006		Subject to	of July 7,	and Unvested as
Name and Position	Grants	on Exercise	Exercisable/	Unexercisable	Past Grants	2006	of July 7, 2006

Each other person who has received 5% or more of the options, warrants or rights under the 2005 Plan	N/A	N/A	N/A	N/A	N/A	N/A	N/A
All employees, including all current officers who are not executive officers or directors, as a group	4,436,987	0	0	4,273,347	325,345	0	322,145
Total	5,843,647	0	0	5,680,007	505,845	0	502,645

(1)	The Compensation Committee of the Board of Directors has also committed to award Mr. Massetti, subject to his continued employment with the Company, an additional 25,000 Restricted Stock Units for each of the next three years at the time of the Company’s annual grant of Restricted Stock Units. The awards in future years would be subject to the normal terms applicable to Restricted Stock Units and would vest as follows: year one award — three year vesting; year two award — two year vesting; and year three award — one year vesting.

Mr. Desai and each of the non-executive directors identified above is a nominee for reelection as a director at the 2006 annual meeting.

The closing market price for a share of our common stock as of July 7, 2006 was $16.63 per share.

Vote Required for Approval of the Amendment to the 2005 Performance Incentive Plan

The Board of Directors believes that the adoption of the Amendment to the 2005 Plan will promote the interests of QLogic and its stockholders and will help us continue to be able to attract, retain and reward persons important to our success.

All members of the Board of Directors are eligible for awards under the 2005 Plan and thus have a personal interest in the approval of the Amendment to the 2005 Plan.

Approval of the Amendment to the 2005 Plan requires the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE
AMENDMENT TO THE 2005 PERFORMANCE INCENTIVE PLAN AS DESCRIBED ABOVE AND SET
FORTH IN EXHIBIT A HERETO.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed KPMG LLP to serve as our independent auditors for fiscal year 2007. KPMG LLP has served as our independent auditors since our inception. One or more representatives of KPMG LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required for Approval of Proposal Three

This matter is not required to be submitted for stockholder approval, but the Board of Directors has elected to seek ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2007 by seeking the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2007. If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors.

PRINCIPAL ACCOUNTANTS’ FEES

In connection with the audit of the financial statements for the fiscal year ended April 2, 2006, QLogic entered into an engagement letter with KPMG LLP which set forth the terms by which KPMG will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

For the fiscal years ended April 2, 2006 and April 3, 2005, we incurred fees for services rendered by KPMG LLP in the following amounts:

	Fiscal Year	Fiscal Year
	2006	2005

Audit Fees	$897,600	$601,000
Audit-Related Fees	252,373	9,000
Tax Fees	26,877	74,230
All Other Fees	—	18,518

Audit-Related Fees in fiscal year 2006 consist primarily of the audit of our hard disk drive controller and tape drive controller business in connection with the sale of this business in November 2005 and costs associated with due diligence assistance related to two acquisitions.

Tax Fees billed in fiscal years 2006 and 2005 consisted of tax compliance and consulting, including international tax advice.

•	Fees for tax consulting services totaled $26,877 and $69,097 in fiscal years 2006 and 2005, respectively. Tax consulting services relate to proposed transactions or advice that assists in structuring a transaction to obtain a particular tax result.

•	Fees for tax compliance services totaled $5,133 in fiscal year 2005. Tax compliance services are services to document, compute and obtain government approval for amounts to be included in tax filings based upon preexisting facts or transactions that have already occurred, and consisted primarily of assistance in preparing federal, state and foreign tax returns.

Other Fees billed in 2005 consisted of assistance with retirement plans in the United Kingdom and related regulatory compliance.

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent auditors. The policy provides that KPMG LLP is required to seek pre-approval by the Audit Committee (or a designated member of the committee) of all tax and other non-audit related services by providing a description of the services to be performed and specific fee estimates for each such service. In fiscal year 2006, all fees of KPMG LLP were pre-approved by the Audit Committee.

The Audit Committee has concluded that the performance by KPMG LLP of the above non-audit services is compatible with maintaining the independence of KPMG LLP.

AUDIT COMMITTEE REPORT

This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filings under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

Our Audit Committee is comprised of Balakrishnan S. Iyer, Larry R. Carter and George D. Wells. Each member of the Audit Committee meets the independence requirements of The Nasdaq Stock Market listing standards, and is an “audit committee financial expert” as defined by rules adopted by the Securities and Exchange Commission. The Audit Committee reviews our financial reporting process, system of internal controls, audit process and process for monitoring compliance with laws and regulations. The Audit Committee operates under a written charter which was last amended on June 29, 2004. A copy of the Audit Committee charter was included with the proxy statement for the 2004 Annual Meeting and is also available on our website at www.qlogic.com.

Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting principles generally accepted in the United States of America, and applicable laws and regulations. Our independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. As described more fully in its charter, the purpose of the Audit Committee is to assist our Board of Directors in its general oversight of our financial reporting, internal control and audit functions. The members of the Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management and the independent auditors.

The Audit Committee held nine meetings during fiscal year 2006. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and our independent auditors, KPMG LLP. The Audit Committee discussed with KPMG LLP the overall scope and plans for its audits. The Audit Committee has reviewed our audited consolidated financial statements and discussed such statements with management, and management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. During fiscal year 2006 and in early fiscal year 2007, the Audit Committee held discussions with KPMG LLP, and KPMG LLP presented to the Audit Committee the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee also received from KPMG LLP the disclosures required by Independence Standards Board Standard No. 1 and discussed with KPMG LLP its independence. When evaluating KPMG LLP’s independence, the Audit Committee considered whether its services to us beyond those rendered in connection with its audit and review of our consolidated financial statements were compatible with maintaining KPMG LLP’s independence. The Audit Committee also reviewed, among other things, the amount of fees paid to KPMG LLP for audit and non-audit services.

Based on the review and discussions noted above, and the report of the independent auditors, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 2, 2006, and be filed with the United States Securities and Exchange Commission.

Respectfully submitted,

Audit Committee

Balakrishnan S. Iyer, Chair
Larry R. Carter
George D. Wells

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file various reports with the Securities and Exchange Commission and the National Association of Securities Dealers concerning their ownership and changes in ownership of our securities. Copies of these filings must be furnished to us. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during our fiscal year 2006, our directors, executive officers and 10% beneficial owners have complied with all Section 16(a) filing requirements, with the exceptions noted herein. One late Form 4 was filed by each of Joel Birnbaum, Larry Carter, James Fiebiger, Carol Miltner and George Wells on August 31, 2005 to report an option grant on August 23, 2005, and one late Form 4 was filed by Balakrishnan Iyer on September 1, 2005 to report an option grant on August 23, 2005. Each of the aforementioned late filings pertained to automatic grants of a pre-established number of options to non-employee directors under the QLogic Corporation 2005 Performance Incentive Plan on the date of the 2005 Annual Meeting of Stockholders.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain the following compensation plans:

•	QLogic Corporation 2005 Performance Incentive Plan

•	QLogic Corporation Stock Awards Plan

•	QLogic Corporation Non-Employee Director Stock Option Plan

•	QLogic Corporation 1998 Employee Stock Purchase Plan

Each of the plans identified above was approved by our stockholders.

The following table sets forth, for these plans and other stock option grants, the number of shares of our common stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of April 2, 2006:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities to be				Under Equity
	Issued Upon Exercise of		Weighted-Average		Compensation Plans
	Outstanding Options,		Exercise Price of		as of April 2, 2006
	Warrants and Rights		Outstanding Options,		(Excluding Securities
	as of April 2, 2006		Warrants and Rights		Reflected in Column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	24,178,756	(1)	$20.75	(1)	18,011,286	(2)
Equity compensation plans and other option grants not approved by security holders(3)(4)	9,000		$0.71		—

(1)	Does not include options outstanding under our Employee Stock Purchase Plan for the offering period that included April 2, 2006 as the number of shares subject to those options, as well as the exercise price of those options, is indeterminable until the end of the offering period.

(2)	Of these shares, 15,120,848 were available for additional award grants under the 2005 Performance Incentive Plan and 2,890,438 were available for additional purchases under the Employee Stock Purchase Plan. The shares available for awards under the 2005 Performance Incentive Plan are, subject to certain other limits of the 2005 Performance Incentive Plan, generally available for any type of award authorized under the 2005 Performance Incentive Plan including stock options, stock appreciation rights, restricted stock awards, unrestricted stock awards, deferred stock awards, performance unit awards and other stock-based awards.

(3)	Consists of one option granted to an individual outside of any of our stockholder-approved plans. The grant was made in 1996 and has a maximum term of ten years.

(4)	Does not include options to purchase an aggregate of 666,166 shares, at a weighted-average exercise price of $26.66, granted under plans assumed in connection with certain acquisition transactions. No additional awards may be granted under these assumed plans.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at our 2007 Annual Meeting of Stockholders and include it in our proxy statement with respect to such meeting should arrange for such proposal to be delivered to us at our principal place of business no later than March 16, 2007, which is 120 calendar days prior to the anniversary of this year’s mailing date, in order to be considered for possible inclusion in the proxy statement for that meeting. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement for our 2007 Annual Meeting of Stockholders is instead a reasonable time before we begin to print and mail the proxy materials. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included, and other aspects, are regulated by the Securities Exchange Act of 1934, as amended, rules and regulations of the Securities and Exchange Commission, other laws and regulations, and our Bylaws, to which interested persons should refer. You may obtain a complete copy of our Bylaws without charge by submitting a written request to our Corporate Secretary at our principal executive office. Stockholders wishing to submit for consideration a possible board candidate should follow the procedures set forth under “Board of Directors — Committees — The Nominating and Governance Committee”.

If a stockholder wishes to present a proposal at our 2007 Annual Meeting of Stockholders and the proposal is not intended to be included in the proxy statement relating to such meeting, we must receive a written notice of the proposal no later than 60 nor more than 90 days prior to the date of the annual meeting; provided, however, that in the event that the first public disclosure of the date of such annual meeting is made less than 70 days prior to the date of such meeting, proposals must be received not later than the close of business on the tenth day following the day on which such public disclosure was first made (the “Bylaw Deadline”). The written notice must contain the additional information required by our Bylaws. If you give notice of such a proposal after the Bylaw Deadline, you may not be permitted to present the proposal to the stockholders for a vote at the meeting.

Rules of the Securities and Exchange Commission also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting, which is May 30, 2007 for our 2007 Annual Meeting of Stockholders (the “Discretionary Vote Deadline”). If you give notice of such a proposal after May 30, 2007, the proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2007 Annual Meeting of Stockholders. Because the Bylaw Deadline is not capable of being determined until we publicly announce the date for our 2007 Annual Meeting of Stockholders, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at our 2007 Annual Meeting of Stockholders, and we believe that the proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the fiscal year ended April 2, 2006, including our audited consolidated financial statements and financial statement schedule, was mailed to our stockholders with this Proxy Statement. Upon request, we will provide you with an additional copy of our Annual Report on Form 10-K for fiscal year 2006. You should send your written requests to our Corporate Secretary, at QLogic Corporation, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656. This Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended April 2, 2006 are also available at the Company’s website, www.qlogic.com and from the Securities and Exchange Commission website, www.sec.gov.

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that the broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company’s agent, ADP, if you hold registered shares. You can notify ADP by sending a written request to: ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling ADP at (800) 542-1061.

OTHER MATTERS

We have not received notice of and do not expect any matters to be presented for a vote at the meeting, other than the proposals described in this proxy statement. If you grant a proxy, the person(s) named as proxy holder, or his nominee or substitute, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason, any of our nominees for director are not available, the proxy holder will vote your proxy for such other candidate or candidates nominated by the Board of Directors.

By Order of the Board of Directors

Michael L. Hawkins
Secretary

Aliso Viejo, California
July 14, 2006

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

EXHIBIT A

AMENDMENT TO QLOGIC CORPORATION
2005 PERFORMANCE INCENTIVE PLAN

APPENDIX A

NON-EMPLOYEE DIRECTOR EQUITY AWARDS

A.1  Participation

Equity award grants under this Appendix A shall be made only to Non-Employee Directors who have not, within three (3) years immediately preceding such time, received any stock option, stock bonus, SAR, or other similar stock award from the Corporation or any of its Subsidiaries, except as provided by this Appendix A or pursuant to the Corporation’s Non-Employee Director Stock Option Plan (an “Eligible Director”).

A.2  Annual Equity Award Grants

(a) Initial Grant.  After approval of this Plan by the stockholders of the Corporation, if any person who is not then an officer or employee of the Corporation shall first become a Non-Employee Director (including any person who may first become a Non-Employee Director on the date the stockholders of the Corporation approve this Plan), there shall be granted automatically to such person (without any action by the Board or the Administrator) on such date a nonqualified stock option to purchase 50,000 shares of Common Stock; provided that no such grant shall be made to any Non-Employee Director who does not qualify as an Eligible Director.

(b) Subsequent Annual Award Grants.  Subject to Section A.2(c), in each calendar year during the term of this Plan, commencing in 2006, there shall be granted automatically (without any action by the Administrator or the Board) at the close of business on the date of each annual meeting of stockholders of the Corporation at which the members of the Board are elected or reelected (the “Annual Meeting Date”) a nonqualified stock option to purchase 16,000 shares of Common Stock and an award of 3,000 restricted stock units to each Eligible Director who is reelected as a director of the Corporation at such meeting; provided, however, that if the Eligible Director is serving as the Chairman of the Board on such date, such nonqualified stock option shall be an option to purchase 50,000 shares of Common Stock and such award of restricted stock units shall be for 8,000 restricted stock units.

(c) Proration of Annual Grants.  If a period of less than twelve (12) months has elapsed between (i) the date that the director first received a stock option pursuant to Section A.2(a) above (the date of grant of any such option, an “Initial Award Date”) and (ii) the Annual Meeting Date, then the number of shares of Common Stock subject to any nonqualified stock option and the number of units subject to any award of restricted stock units, as applicable, granted to an Eligible Director pursuant to Section A.2(b) shall be prorated by multiplying (x) the number of such shares or such units, as applicable, by (y) a fraction, the numerator of which shall be the number of days from and including the Initial Award Date through and including the Annual Meeting Date, and the denominator of which shall be the number of days since the last annual meeting of stockholders at which the members of the Board were elected or reelected preceding the Annual Meeting Date through and including the Annual Meeting Date (but in no event shall such fraction be greater than one (1)).

(d) Maximum Number of Shares.  Annual grants that would otherwise exceed the Share Limit of Section 4.2 of the Plan shall be prorated within such limitation.

(e) No Automatic Adjustments.  Notwithstanding anything to the contrary in this Appendix A or the Plan, in the event of a stock dividend, stock split or other similar event contemplated by Section 7.1 of the Plan, the numbers of shares of Common Stock and restricted stock units set forth in this Section A.2 shall not be automatically increased following such event.

A.3  Terms of Options

The purchase price per share of the Common Stock covered by each stock option granted pursuant to this Appendix A shall be 100% of the fair market value (as that term is defined in Section 5.6 of the Plan) of the Common Stock on the date of grant of the option. The exercise price of any stock option granted under this Appendix A shall

A-1

be paid in full at the time of each purchase in any of the following methods (or combination thereof): (i) cash, check payable to the order of the Corporation, or electronic funds transfer, or (ii) subject to compliance with all applicable laws, rules and regulations, and subject to such procedures as the Administrator may adopt, the delivery of previously owned shares of Common Stock or pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards. In the event that the Eligible Director exercises a stock option by delivering shares of Common Stock previously owned by such Eligible Director and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the Eligible Director from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the Eligible Director at least six months as of the date of delivery. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. Each stock option granted under this Appendix A and all rights or obligations thereunder shall commence on the date of grant of the award and expire no later than ten years thereafter, subject to earlier termination as provided in Section A.6 below.

A.4  Payment of Restricted Stock Units

Restricted stock units granted pursuant to this Appendix A shall be payable in an equivalent number of shares of Common Stock as soon as practicable after such units vest in accordance with Section A.5.

A.5  Vesting of Equity Awards

Subject to earlier termination as provided below, (a) each nonqualified stock option granted under this Appendix A shall become vested as to one-third (1/3) of the total number of shares of Common Stock subject to the option on each of the first, second and third anniversaries of the date of grant of the option, and (b) each award of restricted stock units under this Appendix A shall become vested as to one-third (1/3) of the total number of units subject to the award on each of the first, second and third anniversaries of the date of grant of the award.

A.6  Termination of Directorship

If an Eligible Director’s services as a member of the Board terminate for any reason, (a) any portion of a stock option granted pursuant to this Appendix A which is not then vested and exercisable shall immediately terminate, and any portion of such option which is then vested and exercisable may be exercised within a period of one (1) year after the date of such termination, or until the expiration of the option or termination of the option pursuant to Section 7.4 of the Plan, whichever first occurs, and (b) any portion of a restricted stock unit award granted pursuant to this Appendix A which is not then vested shall terminate as of the date of such Eligible Director’s termination of service.

A.7  Plan Provisions; Award Agreement

Each equity award granted under this Appendix A shall otherwise be subject to the terms of the Plan (including, without limitation, the provisions of Section 7.1 of the Plan respecting adjustments to awards that are outstanding as of the date of an event contemplated therein and Section 7.4 of the Plan respecting early termination of outstanding awards). Each award granted hereunder shall be evidenced by a written award agreement in the form approved by the Board or the Compensation Committee of the Board for use in evidencing equity award grants made pursuant to this Appendix A.

A-2

PROXY	QLogic Corporation
26650 Aliso Viejo Parkway
Aliso Viejo, California 92656
Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Stockholders - August 24, 2006
     H.K. Desai and Anthony J. Massetti, or either of them, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for all shares of common stock of QLogic Corporation held of record by the undersigned at the close of business on July 7, 2006 at the Annual Meeting of Stockholders to be held at The Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 24, 2006, and at any postponements or adjournments thereof, in connection therewith to vote all of the shares of common stock which the undersigned would be entitled to vote as directed on the reverse side.
     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, “FOR” THE APPROVAL OF AN AMENDMENT TO THE QLOGIC CORPORATION 2005 PERFORMANCE INCENTIVE PLAN AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.
IMPORTANT – PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

VOTE BY INTERNET – www.proxyvote.com
QLOGIC CORPORATION 26650 ALISO VIEJO PARKWAY ALISO VIEJO, CA 92656
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by QLogic Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to QLogic Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	QLOGC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QLOGIC CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, AND 3.

ELECTION OF DIRECTORS			For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

1.	Nominees:
	01) H.K. Desai	05) Balakrishnan S. lyer			
	02) Joel S. Birnbaum	06) Carol L. Miltner
	03) Larry R. Carter	07) George D. Wells
04) James R. Fiebiger

		For	Against	Abstain

2.	APPROVAL OF AN AMENDMENT TO THE QLOGIC CORPORATION 2005 PERFORMANCE INCENTIVE PLAN			

3.	RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS			
        In their discretion, on such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

	Yes	No

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date